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Exhibit 3.9

ARTICLES OF ORGANIZATION

        Pursuant to § 7-80-203, Colorado Revised Statutes (C.R.S.), the individual named below causes these Articles of Organization to be delivered to the Colorado Secretary of State for filing, and states as follows:

1.
The name of the limited liability company is: Marqon Energy, LLC

The name of a limited liability company must contain the term "limited liability company", "ltd. Liability company","limited liability co.", or "ltd. Liability co." or the abbreviation "LLC" or "L.L.C." §7-90-601(3)(c), C.R.S.

2.
If known, The principal place of business of the limited liability company is: 730 17th Street, Suite 400, Denver, Colorado 80202

3.
The name, and the business address, of the registered agent for service of process on the limited liability company are: Name Timothy Marquez; Business Address (must be a street or other physical address in Colorado) 730 17th Street, Suite 400, Denver, Colorado 80202 If mail is undeliverable to this address, ALSO include a post office box address:

4.
a. If the management of the limited liability company is vested in managers, mark the box

☒    "The management of the limited liability company is vested in managers rather than members." The name(s) and business address(es) of the initial manager(s) is(are):

Name(s)	Timothy Marquez	Business Address(es)	730 17th street, Suite 400
Denver, Colorado 80202

or

  b.
  If management of the limited liability company is not vested in managers rather than members,

The name(s) and business address(es) of the initial member(s) is(are):

Name(s)	Business Address(es)

5.
The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: Timothy Marquez

730 17th Street, Suite 400, Denver, Colorado 80202

OPTIONAL. The electronic mail and/or Internet address for this entity is/are: e-mail

Web site

The Colorado Secretary of State may contact the following authorized person regarding this document:

name David Christofferson address 730 17th Street, Suite 400, Denver, Colorado 80202 voice 303-825-1622 fax 303-825-0786 e-mail dchristofferson@marqonenergy.com

AMENDMENT TO ARTICLES OF ORGANIZATION

        Pursuant to § 7-80-209, Colorado Revised Statutes (C.R.S.), the individual named below causes this Amendment to the Articles of Organization to be delivered to the Colorado Secretary of State for filing, and states as follows:

        The name of the limited liability company is: Marqon Energy, LLC

The Articles of Organization shall be amended as set forth herein:

        There is a change in the name of the limited liability company to:

  Marquez Energy, LLC

        The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are:

    Timothy Marquez
    730 17 Street, Suite 400
    Denver, Colorado 80202

        The Colorado Secretary of State may contact the following authorized person regarding this document:

Name	David Christofferson
Address	730 17th Street, Suite 400
Voice	303-825-1622
Fax	303-825-0786

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  ARTICLES OF ORGANIZATION